                                                                   Exhibit 10.25

                     EXCLUSIVE ORDER FULFILLMENT AGREEMENT

         This Exclusive Order Fulfillment Agreement (the "Agreement") is entered into by and between THANE INTERNATIONAL, INC., a Delaware corporation ("THANE"), and UDS., a Nevada corporation ("UDS"), effective as of the 9th day of June, 1999 (the "EFFECTIVE DATE"), and is made with respect to the following facts:

                                    RECITALS

         A. Thane is a high volume direct response, wholesale and international marketing company that acquires and develops products ("PRODUCTS") for mass sale.

         B. UDS is a product distribution service center for direct to consumer marketers and provides, among other things, warehouse, distribution, and shipping following the sale of Products.

         C. Thane and UDS have enjoyed a mutually beneficial business relationship for the past four years, pursuant to which UDS has warehoused, distributed and shipped Product for Thane.

         D. UDS and Thane wish to enter into an exclusive dealing arrangement with each other according to the terms and conditions of this Agreement.

         NOW, THEREFORE, in consideration of the foregoing Recitals, which are an integral part of this Agreement, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

1        EXCLUSIVE SALES ORDER FULFILLMENT AGENCY APPOINTMENT.

         1.1. Thane grants to UDS the exclusive right (excepting Thane's in-house fulfillment and drop ship orders directly from the manufacturer) to act as Thane's exclusive sales order fulfillment representative for Thane that are to be delivered worldwide ("Exclusive Territory") for all of Thane's customers and accounts worldwide ("Customer").

         1.2. UDS's exclusive right to act as Thane's representative under this Agreement shall extend to and include any and all new or additional Product ("Thane Products") developed or offered for sale by Thane and which are accepted by UDS. UDS reserves the right, however, exercisable in UDS's sole and absolute discretion, to refuse to accept any Thane Products where acceptance of any such Thane Products would impose an undue burden on UDS's resources or otherwise be impracticable for UDS to accept. Promptly upon Thane's acquisition of an additional Thane Product, Thane shall give UDS written notice of Thane's intent to promote such Thane Product. UDS may exercise its refusal rights with respect to the Thane Product (if desired) by giving written notice thereof to Thane within three (3) days after Thane's notice of UDS, whereupon Thane will be free to use any other fulfillment representative for the sale of such Thane Product.

                  1.3. Excepting those transactions contemplated in Section 10 herein, entitled "Option to Purchase", unless specifically authorized by UDS in writing, Thane agrees that it will not solicit or employ or contract with or engage in any manner, any current or former officer, director, employee, or agent of UDS while this Agreement is in effect and for a period of two
                           (2) years immediately following the termination of this Agreement.

         2.       SERVICES TO BE PROVIDED.

                  2.1 Thane employs a number of telemarketing firms (the "TELEMARKETERS") to receive consumer credit card orders for Thane Products. The Telemarketers then make available for downloading by UDS, the consumer's credit card order information. With respect to these orders, UDS shall perform the following services for
                           Thane:

                           a. Download at least once per day the consumer credit card order information from the Telemarketers that has been properly identified in writing by Thane.

                           b. Submit the consumer credit card order information that has been downloaded at least once per day to the credit card processor that has been properly identified in writing by Thane.

                           c. UDS shall promptly ship any Thane Products ordered by each Customer within the Territory for whom UDS has received authorization in writing to ship from Thane's credit card processor.

                  2.2 In addition, UDS shall provide the following services: (i) reporting; (ii) check entry, (iii) customer service and technical support; (iv) web site hosting; (v) e-commerce; and (vi) wholesale and international distribution.


                  2.3 Full responsibility for all collections and bad debts rest with Thane. Thane shall have no right to debit or charge UDS for the loss of any sum involved in any sale by Thane to the Customer. Furthermore, UDS shall make no allowances or adjustments in accounts, or authorize the return of any Direct Sales Products, unless given specific advance authorization by Thane.


         3        MATERIAL, SUPPLIES AND DELIVERIES BY THANE.

                  3.1 Thane, at its sole cost and expense, shall maintain at UDS's place of business, or such other place or places as UDS shall from time to time designate, sufficient inventory and supplies to enable UDS to fill and stand ready to deliver promptly all consumer orders solicited by Thane. Thane shall furnish to UDS such information relating to the delivery of Products to UDS, as UDS may reasonably require hereunder in the interest of the customers and the parties hereto.

         3.2 UDS shall not be deemed to be in default under any of the terms and conditions of this Agreement where the delays or inability of UDS to perform is occasioned by any of the following:

                  a. Thane's failure to timely provide the requisite level of inventory of Products;

                  b. Strikes, boycotts, lockouts, shortages, acts of God, governmental regulations, or any other occurrences beyond the control of UDS;

                  c. Thane's failure to provide true, correct, and complete written data and instructions sufficient for UDS to download the consumer orders from the Telemarketers;

                  d. The failure of Thane's credit card processor to provide UDS with authorization for shipment to the Customer;

                  e. The loss or destruction of Thane's Products at UDS's place of business excepting by or through UDS' own act, omission or negligence; Loss or destruction due to fire, flood or other acts of God do not constitute omission or negligence on the part of UDS.

                  f. Any other event or circumstance that prevents or materially hampers UDS from fulfilling its obligations under this Agreement that is outside of UDS's control; and

                  g. UDS shall not be responsible and Thane shall bear all risk of loss with respect to any Product, for any loss or damage occurring to any Product during the shipping process, excepting by or through UDS' own act, omission or negligence.

4        INDEPENDENT CONTRACTOR RELATIONSHIP.

         4.1 It is specifically understood and agreed that UDS is acting as an independent contractor and that it is not a general agent, employee, partner or coventurer of Thane. Thane is interested only in the results obtained by UDS who shall have sole control of the manner and means of performing its obligations under this Agreement and Thane shall not have the right to require anything of UDS, which would jeopardize this independent contractor relationship under any applicable law. In this connection and consistent with an independent contractor relationship, it is specifically understood and agreed that:

         4.2 UDS shall not have, nor shall it hold itself out as having the power to make contracts, or verbal or written commitments, for or on behalf of Thane or to pledge or extend credit in Thane's name;

         4.3 All of UDS's expenses for office, clerical, employee wages, income and other tax, insurance, telephone, and all other operating expenses incurred by UDS and not otherwise specified in this Agreement, shall be borne wholly and completely by UDS and Thane shall not in any way be responsible or liable therefor; and


        4.4 UDS shall provide, manage, and control, as its own expense, adequate personnel, equipment, office, and communication facilities to perform its obligations hereunder.


5 COMPENSATION. For each Product, UDS shall be entitled to the fees set forth in the schedule in the form of EXHIBIT "A" attached hereto and incorporated herein by this reference, as the same may be amended and modified from time to time as the parties may mutually agree. UDS shall invoice Thane semi-monthly for UDS's services, which invoices shall be paid by Thane within ten (10) days following the date thereof.



6 TERM. The term of this Agreement shall be for a period of five (5) years following the Effective Date of this Agreement ("Termination Date"). Alternatively, this Agreement may be terminated at any time by the mutual written agreement of the parties, "for cause" or for any "uncured default" under the terms of Section 7 below.

7 CEASE AND DESIST ORDERS. Notwithstanding any other provision in this Agreement to the contrary, should Thane or UDS receive a "cease and desist order" or other similar orders from any governmental agency with respect to any Thane Product, UDS shall not be required to provide any service contained in this Agreement that is in violation of the order issued. Such order will not cause termination of the Agreement and all other terms and conditions of the Agreement will remain in full force for the term of the Agreement.

8    TERMINATION AND TERMINATION FOR CAUSE.

     8.1 Either party shall have the right to terminate this Agreement prior to the expiration of the term (or any renewal term) hereof, upon the occurrence of any of the following events:

                  a. Breach or default by the other of any material term or obligation under this Agreement which is not waived in writing by the nondefaulting party. In such case, the nondefaulting party shall notify the other of such alleged breach or default and the defaulting party shall have a period of thirty (30) days to cure the same in the case of a nonmonetary breach or for a period of ten (10) days to cure the failure to pay any sum when due.

                 b. The other party is declared insolvent or bankrupt, or makes an assignment for the benefit of creditors, or a receiver is appointed or any proceeding is demanded by, for or against the other under any provision of the Federal Bankruptcy Act or any amendment thereof which is not removed within sixty (60) days after notice from the nonbankrupt party of its election to terminate.

         c. Promptly upon the expiration of the Term or other effective date of termination (for any reason) of this Agreement, UDS shall immediately and forever thereafter cease to fill and/or ship orders for Thane or to represent in any manner that it is associated with Thane, and Thane shall remove or cause to be removed from UDS's premises, at Thane's expense, all Product and other materials not previously removed by Thane or previously shipped. UDS shall have the complete and absolute right to dispose of, without liability, any such Product and other materials that is not so removed by Thane within thirty
                  (30) days following any termination.

         d. Either party may immediately terminate this agreement for "Cause." When used in referenced to the termination of this Agreement, "Cause" means (i) the willful and continued failure of the other party to substantially perform that party's customary duties (other than due to such party's death or incapacity due to physical or mental illness) or reckless disregard of the performance of such party's duties; or (ii) the willful engaging by the breaching party in gross misconduct which is materially injurious to the other party, monetarily or otherwise.

9        HOLD HARMLESS.

         9.1 Each party shall hold the other harmless from and against and shall indemnify the other from any liability, loss, costs, expenses or damages, however caused, by reason of any injury (whether to body, property or personal or business character or reputation) sustained by any person or to any person or to property by reason of any act, neglect, default or omission of such party or any of its agents, employees, or other representatives, and it shall pay all sums to be paid or discharged in case of an action, demand, claim, or any such damages or injuries. If either party is sued in any court for damages by reason of any of the acts of the other party referred to herein, such other party shall defend said action (or cause same to be defended) at its own expense and shall pay and discharge any judgment that may be rendered in any such action; if such other party fails or neglects to so defend in said action, the party sued may defend the same and any expenses, including reasonable attorney's fees, which it may pay or incur in defending said action and the amount of any judgment which it may be required to pay shall be promptly reimbursed upon demand. Nothing herein is intended to nor shall it relieve either party from liability for its own act, omission or negligence.

         9.2 Thane shall hold UDS harmless from and against and indemnify UDS for all liability, loss, costs expenses or damages howsoever caused by reason of any Products (whether or not defective, or any act of omission of Thane, including but not limited to any injury (whether to body, property, personal, or business character or reputation) sustained by any person or to any person or to property, and for infringement of any patent rights or other rights of third parties, and for any violation of municipal, state or federal laws or regulations governing the Products or their sale, which may result from the distribution of the Products by UDS hereunder. Thane hereby appoints the Secretary of State of the State of Nevada as its agent for service for process in connection with any action brought by UDS against Thane under this Agreement.

10 OPTION TO PURCHASE. If during the term of this Agreement, unless sooner terminated in accordance herewith, any third person offers to purchase either singly, or in a series of related written offers, a majority of the stock in UDS that is issued and outstanding at the time of the offer(s), and such offer is acceptable to the holders of a majority of the issued and outstanding stock in UDS, then subject to the provisions of this Section, Thane shall have a right of first refusal with respect to such offer(s). The purchase price per share, in addition to cash, shall include the cash value of any property to be received and the value attributable to any employment contract, consulting contract, or any other side agreement between the third person making the offer(s) and the selling shareholders.

         a. Upon receipt of any acceptable offer(s) as set forth above, UDS, within thirty (30) days following its receipt of such offer(s), shall provide Thane with a copy of said offer(s). Thane shall have the right, at its election, to purchase all, but not less than all, of the issued and outstanding stock in UDS at the purchase price per share as determined herein, and upon the other terms and conditions contained in the third person offer(s). If written notice of Thane's exercise of its right of first refusal granted hereunder is not received by UDS within thirty (30) days following the date the offer(s) were received by Thane, then this right of first refusal shall lapse, and the shareholders may transfer their shares in UDS free of any rights created by this Section.

         b. The foregoing notwithstanding, Thane's right of first refusal hereunder shall not extend to proposed transfers of stock in UDS to: UDS; to any other shareholder; any trust created by a shareholder; any member of the family of the shareholder or the shareholder's spouse, if within the second degree of consanguinity; any guardian, executor, or administrator of the shareholder's estate; and any trustee or receiver of the shareholder's estate; any creditor as a pledge of collateral.

11 CONTROLLING AGREEMENT. In the event of any conflict between the provisions of this Agreement and the provisions contained in any contract or sales order form used by Thane or UDS, the provisions of this Agreement shall control.

12   TIME.   Time is of the essence of this Agreement and in the performance and enforcement of each of the promises, covenants, representations and warranties of the parties contained herein. For the purpose of computing any period of time prescribed herein or relating hereto, the first day shall be excluded. If the period of time is six (6) days or more, weekends and public holidays shall be included. An act required to be performed on a day shall be performed at or before the close of business on such day. If an act is required to be performed on a certain day and such day is not a regular business day, the time of performance or measurement shall be extended to and including the next regular business day.

13   ENTIRE AGREEMENT.   This Agreement constitutes the entire agreement of the
     parties and all prior rights, negotiations and representations are merged herein.

14   APPLICABLE LAW.   This Agreement shall be construed in accordance with the
     laws of the State of Nevada, and each of the parties to this Agreement stipulates and agrees that the state and federal courts located in Washoe County, Nevada, shall have exclusive jurisdiction and be the proper venue for any proceedings with respect to the interpretation or enforcement of this Agreement.

15   NOTICES.   Notices to or for the respective parties shall be given in writing and delivered in person or mailed by certified or registered mail, return receipt requested, addressed to the respective party at the address set out below, or at such other address as either party may elect to provide in advance in writing to the other party:

UDS:              UDS
                  ATTN: Patrick West
                  1395 Greg Street, Suite 111
                  Sparks, NV 89431

With a copy to:   James L. Kelly, Esq.
                  Hale, Lane, Peek, Dennison, Howard,
                  Anderson and Pearl
                  100 W. Liberty Street, Tenth Floor
                  Reno, NV 89501

THANE:            78-140 Calle Tampico
                  La Quinta, CA 92253
                  ATTN: Mark Taylor

With a copy to:   Kandy Allen, Esq.
                  78-140 Calle Tampico
                  La Quinta, CA 92253

17 AMENDMENTS. This Agreement may be amended at any time by mutual consent of the parties hereto, with any such amendment to be invalid unless in writing, signed by the parties hereto.

18 HEADINGS. The various headings in this Agreement are inserted for convenience only and are not part of the Agreement.

19 ATTORNEYS' FEES AND COSTS. If any legal action or any arbitration or other proceeding is brought for the enforcement of this Agreement or because of an alleged dispute, breach, default or misrepresentation in connection with any of the provisions of this Agreement, the successful or prevailing party shall be entitled to recover reasonable attorneys' fees and other costs incurred in that action or proceeding, in addition to any other relief to which he may be entitled.

20 COUNTERPARTS. This Agreement may be executed in any number of counterparts with the same effect as if all the Members had signed the same document. All counterparts shall be construed together and shall constitute one Agreement.

IN WITNESS WHEREOF, each of the parties hereto has caused this Agreement to be signed on its behalf by a duly authorized individual, or officer, as of the Effective Date.


THANE


By:   /s/ Mark Taylor
   ------------------------------------
Mark Taylor, Senior Vice President



UDS


By:   /s/ Patrick West
   ------------------------------------
Patrick West, President

                               AMENDMENT NO. 1 TO
                      EXCLUSIVE ORDER FULFILLMENT AGREEMENT


         THIS AMENDMENT NO. 1 (this "AMENDMENT") to Exclusive Order Fulfillment Agreement is made and entered into this 8th day of December, 2000 by and between THANE INTERNATIONAL, INC., a Delaware corporation ("THANE"), and INNOTRAC CORPORATION, a Georgia corporation ("INNOTRAC").

                                   BACKGROUND:

         Thane and UDS, a Nevada corporation ("UDS") are parties to that certain Exclusive Order Fulfillment Agreement, dated as of June 9, 1999 (the "AGREEMENT"), which provides for UDS to serve as Thane's exclusive sales order fulfillment representative. UDS has been merged with and into Innotrac, and Innotrac is the successor to UDS under the Agreement. The parties hereto have concurrently entered into a Waiver Agreement pursuant to which Thane has waived certain rights in consideration of certain payments and deliveries provided for thereunder. Innotrac and Thane desire to amend the Agreement for the purposes described below.

                                   AGREEMENT:

         In consideration of the premises and the mutual covenants and agreements contained herein and in the Agreement and the Waiver Agreement, the parties hereto agree as follows:

         1. The title to the Agreement shall be changed to "Order Fulfillment Agreement."

         2. All references in the Agreement to UDS shall be deemed to be references to Innotrac, and Innotrac shall be deemed to be the successor to UDS under the Agreement.

         3. All capitalized terms used in this Amendment and not otherwise defined shall have the meanings assigned to them in the Agreement.

         4.       The word "exclusive" is deleted from Recital D.

         5. The defined terms "Thane Products" and "Thane Product" shall be replaced with the defined terms "Products" and "Product," respectively.

         6. Section 1 is deleted in its entirety and the following inserted in lieu thereof:

                  "1.      Sales Order Fulfillment Agency Appointment.

                           1.1 Thane grants to Innotrac the nonexclusive right to act as Thane's sales order fulfillment representative for its
                                    Products. Innotrac reserves the right,
                                    exercisable in Innotrac's sole and absolute discretion, to refuse to accept any Products where acceptance of any such Products would impose an undue burden on Innotrac's resources or otherwise be impracticable for Innotrac to accept.

                           1.2      During any rolling 12-month period
                                    commencing December 2000, Thane shall refer to Innotrac at least the lesser of (i) 80% of all of Thane's sales order fulfillment business for all its Products and for all of Thane's customers and accounts worldwide; or
                                    (ii) the revenues, excluding freight costs, received by Innotrac's predecessor, UDS, from Thane during the 12-month period ended October 31, 2000. Within 45 days after the end of each fiscal quarter Thane will provide a written certification from its Chief Financial Officer that Thane is in compliance with this provision for the preceding 12-month period during the term of this Agreement.


                           1.3 Unless specifically authorized by Innotrac in writing, Thane agrees that it will not solicit or employ or contract with or engage in any manner any current or former officer, director, employee, or agent of Innotrac while this Agreement is in effect and for a period of two (2) years immediately following the termination of this Agreement."

         7.       The following language is added to the end of the sentence in
Section 2.2: ",in all cases consistent with the provision of such services as of the closing of the transactions contemplated by the Agreement and Plan of Merger between UDS and Innotrac Corporation, except as otherwise agreed by Innotrac in writing."

         8. Section 6 is deleted in its entirety and the following inserted in lieu thereof:

                 "6 TERM. This Agreement shall terminate on December 8, 2005. Alternatively, this Agreement may be terminated at any time by mutual written agreement of the parties or as specified in Section 8."

         9.       The following Section 8.2 is added to the end of Section 8:

                           "8.2. If Thane breaches or defaults on its obligations under Section 1.2 hereof with respect to any rolling 12-month period, and fails to cure such default within 3 months immediately after the end of such 12-month period, then Innotrac shall have the option of ceasing performance under that certain Contract for Consulting Services between Thane and Innotrac's predecessor, UDS, made on October 1, 1996 (the "CONSULTING CONTRACT") until such breach or default is cured by Thane; provided, that Thane will be obligated to return any consulting fees paid or credited by UDS or Innotrac with respect to any period for which Thane is in default or has breached Section 1.2 hereof, or Innotrac may offset such amount against any future consulting fees that may become due under the Consulting Contract after the 3-month cure period."

         10. Section 10 is deleted in its entirety and the following inserted in lieu thereof:

                  "10. LIMITATION OF LIABILITY. THE AGGREGATE LIABILITY OF EACH OF THE PARTIES IN CONNECTION WITH THIS AGREEMENT FOR ANY AND

                           ALL LOSSES, CLAIMS, DAMAGES OR LIABILITIES, WHETHER IN CONTRACT OR IN TORT, OR UNDER ANY OTHER THEORY (INCLUDING, WITHOUT LIMITATION, NEGLIGENCE AND STRICT LIABILITY), SHALL NOT EXCEED THE AGGREGATE AMOUNTS PAID TO INNOTRAC BY THANE PURSUANT TO THIS AGREEMENT, AND NEITHER PARTY SHALL BE LIABLE FOR ANY INDIRECT, INCIDENTAL, PUNITIVE, SPECIAL OR CONSEQUENTIAL DAMAGES SUFFERED BY THE OTHER PARTY OR ANY OTHER PERSON IN CONNECTION WITH THIS AGREEMENT OR THE PERFORMANCE OR NON-PERFORMANCE OF ITS OBLIGATIONS HEREUNDER, REGARDLESS OF WHETHER OR NOT SUCH PARTY HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES."

         11. The first two of the four notice addresses in Section 15 are deleted in their entirety and the following inserted in lieu thereof:

                  "Innotrac:        Innotrac Corporation
                                    Att'n: Chief Financial Officer
                                    6655 Sugarloaf Parkway
                                    Duluth, Georgia 30097

                  With a copy to:   Kilpatrick Stockton LLP
                                    Att'n: David A. Stockton
                                    1100 Peachtree Street
                                    Atlanta, Georgia 30306"

         12. This Amendment may be executed in one or more counterparts and each such counterpart shall constitute an original and all such counterparts together shall constitute one and the same instrument.

         13. Except as expressly amended herein, the Agreement shall continue to be and shall remain in full force and effect in accordance with its terms.


         14. In consideration of Thane's covenants and agreements contained herein, Innotrac shall pay to Thane the sum of $500,000 in cash in immediately available funds to the U.S. account designated in writing by Thane contemporaneously with the execution hereof.




         IN WITNESS WHEREOF, the parties hereto have executed this Amendment as of the day and year first above written.

                                    THANE INTERNATIONAL, INC.



                                    By: /s/ Mark Taylor
                                       ----------------------------------------
                                       Name: MARK TAYLOR
                                            -----------------------------------
                                       Title: COO
                                             ----------------------------------

                                    INNOTRAC CORPORATION



                                    By:  /s/ David L. Gamsey
                                       ----------------------------------------
                                       Name:  David L. Gamsey
                                       Title: Senior Vice President, Chief
                                              Financial Officer and Secretary